Exhibit 99.1

PRESS RELEASE

First Bankshares, Inc.

Announces preliminary approval from the

U.S. Treasury under the

TARP Capital Purchase Program

Contact:	Darrell G. Swanigan, President & CEO
First Bankshares, Inc. and SuffolkFirst Bank
Suffolk, VA
Telephone: 757-934-8200
E-mail: dgs@suffolkfirstbanks.com

Suffolk, VA., Dec. 12,2008 PRNewswire-FirstCall/ —First Bankshares, Inc., parent of SuffolkFirst Bank (Nasdaq: SUFB) announced today it received preliminary approval for a $3.5 million investment from the U.S.Treasury Department under the TARP Capital Purchase Program. TARP is a voluntary program designed to provide capital for healthy banks to improve the flow of funds from banks to their customers. Darrell G. Swanigan, President and CEO stated, “This injection of additional capital will compliment the Bank’s current strong capital position and allow us to expand our legal lending limit for a single borrower. In addition, it will bolster our balance sheet and strengthen our liquidity which will enhance our objectives to provide the credit needs of the communities we serve.”

The TARP preferred stock is subject to First Bankshares,Inc. shareholder approval and will carry a 5% dividend for the first 5 years of the investment, and 9% thereafter unless the shares are redeemed by First Bankshares, Inc. Additionally the Treasury will receive 127,338 shares of common stock warrants with an exercise price of $4.17 per share.

First Bankshares, Inc. is a one bank holding company for SuffolkFirst Bank which operates three full service retail bank offices in the City of Suffolk, Virginia.

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “intends,” “should,” “expects,” “will,” variations of similar expressions are intended to identify forward-looking statements. These statements are management’s beliefs as to the expected outcome of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcome may differ from what may be expressed or forecasted in forward-looking statements. Factors that could make a difference include, among others, changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flow; and the impact of competition from traditional or new sources. These and other issues that may emerge could affect decisions and results to differ materially from current expectations. First Bankshares, Inc., assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.